Exhibit 99.2

Cumulus Media Announces Two Strategic Portfolio

Optimization Transactions

Selling Six Stations to Educational Media Foundation for $103.5 Million;

Net Proceeds to Pay Down Debt and Reinvest in Growth Opportunities

Swapping Three Stations with Entercom Communications Corp.;

Lifting Cumulus to the Leading Position in Indianapolis Market

Atlanta, GA – February 13, 2019 – Cumulus Media Inc. [NASDAQ: CMLS] (the “Company”, “Cumulus”, “we”, “us”, or “our”) today announced that it has entered into an agreement to sell six radio stations to Educational Media Foundation (“EMF”) for $103.5 million in cash. Cumulus also announced that it has entered into a swap agreement with Entercom Communications Corp. [NYSE: ETM] (“Entercom”) under which Cumulus will obtain three stations in Indianapolis, lifting Cumulus into the leading ratings position in that market, in exchange for three Cumulus stations in two markets.

Mary G. Berner, President and Chief Executive Officer of Cumulus Media, said, “These transactions are consistent with our portfolio optimization strategy and both deals are accretive. The Entercom swap significantly bolsters our competitive position in Indianapolis and the EMF transaction generates substantial cash for debt repayment and investment in other business opportunities.”

Transaction Details

Under the terms of the agreement with EMF, EMF will acquire WYAY-FM (Atlanta, GA), WPLJ-FM (New York, NY), KFFG-FM (San Francisco, CA), WZAT-FM (Savannah, GA), WXTL-FM (Syracuse, NY), and WRQX-FM (Washington, DC) from Cumulus for a gross purchase price of $103.5 million. EMF will acquire all transmission equipment and assume all tower leases associated with the stations which collectively contribute approximately $5-7 million of EBITDA to Cumulus annually.

Under the terms of the swap agreement with Entercom, Cumulus will receive WNTR-FM, WXNT-AM, and WZPL-FM in Indianapolis and Entercom will receive WNSH-FM (New York, NY) and WMAS-FM and WHLL-AM (both in Springfield, MA). In connection with the swap agreements, each party will commence a local marketing agreement to program the other party’s stations beginning on March 1, 2019.

Approvals and Timing to Close

The transactions are subject to customary closing conditions, including regulatory approval. Cumulus expects to complete both transactions during the second quarter of 2019.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to certain historical and our future operating, financial, and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties relating to the our ability to complete the pending sale to EMF or the swap agreement with Entercom, on the terms and within the timeframe currently contemplated, and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2017 and any subsequently filed Forms 10-Q. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

About CUMULUS MEDIA

A leader in the radio broadcasting industry, CUMULUS MEDIA (NASDAQ: CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 433 owned-and-operated stations broadcasting in 89 U.S. media markets (including eight of the top 10), approximately 8,000 broadcast radio stations affiliated with its Westwood One network and numerous digital channels. Together, the Cumulus Radio Station Group and Westwood One platforms make CUMULUS MEDIA one of the few media companies that can provide advertisers with national reach and local impact. The Cumulus Radio Station Group and Westwood One are the exclusive radio broadcast partners to some of the largest brands in sports, entertainment, news, and talk, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Academy of Country Music Awards, the American Music Awards, the Billboard Music Awards, and more. Additionally, it is the nation’s leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, exclusive digital content, and live events. For more information, visit www.cumulusmedia.com.

Contact Information:

Investor Relations

Collin Jones

Cumulus Media, Inc.

collin@cumulus.com

404-260-6600

Media Inquiries

Michael Freitag / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449